Exhibit 99

NEWS RELEASE

TO BUSINESS EDITOR

DIMECO, INC. ANNOUNCES 2005 FIRST QUARTER EARNINGS

Dimeco, Inc. (Nasdaq DIMC), parent company of The Dime Bank, reported first quarter 2005 earnings of $931,000, an increase of 9.5% over $850,000 reported for the first quarter 2004. Net interest income increased 6.6% during the first quarter of 2005 as compared to the first quarter of 2004. Earnings per share of $.60 were reported for the first quarter 2005, representing an increase of 7.1% from the same period of the prior year. The Board of Directors declared a cash dividend of $.25 per share, an 8.7% increase over dividends declared for the first quarter of 2004. Return on average stockholders’ equity and return on average assets were 12.38% and 1.14%, respectively, for the first quarter of 2005.

The Company continued to experience growth during the twelve months ended March 31, 2005 with total assets of $331,972,000, representing an increase of $35,425,000 or 12.0% during the period. Deposits increased $22,270,000 or 8.8% and loans increased $30,714,000 or 13.5% over the previous year balances. Asset quality improved dramatically with the ratio of nonperforming assets to total assets down 81.8% to .16% and the allowance for loan loss enhanced to 654% of nonperforming assets.

Gary Beilman, President and Chief Executive Officer, comments, “I am pleased to say that the year is off to a nice start for Dimeco. Both deposits and loans show positive growth trends while the results of operations also show increases over previous years. All offices in our branch network are busy. We are committed to assisting current customers with all of their financial needs while initializing new relationships. The Dime Bank has received outstanding support in the area of Pike County surrounding our newest office in Dingmans Ferry. Our thanks go out to our customers, the community and our shareholders for continued trust and support.”

The Dime Bank, a wholly owned subsidiary of Dimeco, Inc., serves Wayne and Pike counties in Pennsylvania and Sullivan County, New York. The Bank offers a full array of financial services ranging from traditional products to electronic banking and Trust and Investment Services. For more information on The Dime Bank, visit www.thedimebank.com

Source Dimeco, Inc. April 20, 2005/ Contact: Deborah Unflat-Petroski, Marketing Officer

DIMECO, INC.

CONSOLIDATED STATEMENT OF INCOME (unaudited)

(in thousands, except per share)

For the three months ended March 31,	2005	2004
Interest Income
Interest and fees on loans	$3,711	$3,232
Investment securities:
Taxable	404	423
Exempt from federal income tax	38	73
Other	22	4

Total interest income	4,175	3,732

Interest Expense
Deposits	1,142	985
Short-term borrowings	36	22
Other borrowed funds	115	21

Total interest expense	1,293	1,028

Net Interest Income	2,882	2,704

Provision for loan losses	220	377

Net Interest Income After Provision for Loan Losses	2,662	2,327

Noninterest Income
Services charges on deposit accounts	294	299
Other income	444	417

Total noninterest income	738	716

Noninterest Expense
Salaries and employee benefits	1,091	952
Net occupancy and equipment expense	339	281
Other expense	611	589

Total noninterest expense	2,041	1,822

Income before income taxes	1,359	1,221
Income taxes	428	371

NET INCOME	$931	$850

Earnings per Share - basic	$0.60	$0.56

Earnings per Share - diluted	$0.58	$0.53

Average shares outstanding - basic	1,549,187	1,529,925
Average shares outstanding - diluted	1,603,562	1,599,794

DIMECO, INC.

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(in thousands)

March 31,	2005	2004
Assets
Cash and due from banks	$5,808	$4,559
Interest-bearing deposits in other banks	36	18
Federal funds sold	7,076	5,000

Total cash and cash equivalents	12,920	9,577
Mortgage loans held for sale	427	—
Investment securities available for sale	47,759	49,239
Investment securities held to maturity (market value of $213 and $228)	198	197

Loans (net of unearned income of $748 and $727)	259,062	228,348
Less allowance for loan losses	3,393	3,349

Net loans	255,669	224,999
Premises and equipment	6,092	4,109
Accrued interest receivable	1,151	1,286
Bank-owned life insurance	5,112	4,916
Other assets	2,644	2,224

TOTAL ASSETS	$331,972	$296,547

Liabilities
Deposits :
Noninterest-bearing	$32,456	$27,071
Interest-bearing	242,541	225,656

Total deposits	274,997	252,727

Short-term borrowings	13,573	9,821
Other borrowed funds	11,245	4,000
Accrued interest payable	636	603
Other liabilities	1,514	1,479

TOTAL LIABILITIES	301,965	268,630

Stockholders’ Equity
Common stock, $.50 par value; 5,000,000 shares authorized; 1,549,269 and 1,533,634 shares issued	775	767
Capital surplus	4,380	4,067
Retained earnings	25,040	22,536
Accumulated other comprehensive income	(188)	547

TOTAL STOCKHOLDERS’ EQUITY	30,007	27,917

TOTAL LIABILITES AND STOCKHOLDERS’ EQUITY	$331,972	$296,547

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(amounts in thousands, except per share)

	2005		2004		% Increase (decrease)
Performance for the three months ended March 31,
Interest income	$4,175		$3,732		11.9%
Interest expense	$1,293		$1,028		25.8%
Net interest income	$2,882		$2,704		6.6%
Net income	$931		$850		9.5%

Shareholders’ Value (per share)
Net income - basic	$0.60		$0.56		7.1%
Net income - diluted	$0.58		$0.53		9.4%
Dividends	$0.25		$0.23		8.7%
Book value	$19.37		$18.20		6.4%
Market value	$36.50		$42.80		-14.7%
Market value/book value ratio	188.5%		235.2%		-19.9%
* Price/earnings multiple	15.2	X	19.1	X	-20.4%
* Dividend yield	2.74%		2.15%		27.4%

Financial Ratios
* Return on average assets	1.14%		1.15%		-0.9%
* Return on average equity	12.38%		12.24%		1.1%
Shareholders’ equity/asset ratio	9.04%		9.41%		-3.9%
Dividend payout ratio	41.67%		41.07%		1.5%
Nonperforming assets/total assets	0.16%		0.88%		-81.8%
Allowance for loan loss as a % of loans	1.31%		1.47%		-10.9%
* Net charge-offs/average loans	0.00%		0.08%		-100.0%
Allowance for loan loss/nonaccrual loans	1098.1%		133.9%		720.1%
Allowance for loan loss/non-performing loans	653.8%		128.8%		407.6%

Financial Position at March 31,
Assets	$331,972		$296,547		12.0%
Loans	$259,062		$228,348		13.5%
Deposits	$274,997		$252,727		8.8%
Stockholders’ equity	$30,007		$27,917		7.5%

*	annualized